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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

We consent to the incorporation by reference, in the Registration Statements (Forms S-8) pertaining to the National Record Mart, Inc. 1993 Stock Option Plan (Registration No. 333-27139), the 1997 Non-Employee Director Stock Option Plan and 1993 Non-Employee Directors Stock Option Plan (Registration No. 333-58775), the CEO Options (Registration No. 333-74251), and the Registration Statements (Forms S-3 Nos. 333-64889 and 333-73085) of National Record Mart, Inc. and in the related Prospectuses of our report dated June 2, 2000, with respect to the consolidated financial statements of National Record Mart, Inc. included in this Annual Report (Form 10-K) for the year ended March 25, 2000.


                                             /s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
June 23, 2000